Exhibit 10.15
Microsoft Confidential
COLLABORATION AGREEMENT
This Collaboration Agreement (“Agreement”) is effective as of August 14, 2009 (“Effective Date”) between Robertson Technologies Licensing LLC, a Nevada limited liability company located at 4215 Fashion Square Blvd, Suite 3, Saginaw, MI 48603 and its Affiliates (collectively, “Robertson”) and Microsoft Corporation, a Washington corporation with principal offices at One Microsoft Way, Redmond, WA 98052-6399 (“Microsoft”).
Recitals
A.	Robertson has developed a versatile, interactive knowledge management system that can be displayed on multiple platforms and is intended to improve timeliness and accuracy of medical diagnostics.
B.	Microsoft has developed a mobile services platform that will allow mobile device users to access certain mobile applications and associated web services from their mobile devices.
C.
The parties are interested in working together to provide mobile device users with access to Robertson’s knowledge management system through mobile applications that use Microsoft’s mobile services platform, all as set forth in this Agreement.

D.	Accordingly and in consideration of the mutual covenants and conditions stated below, the adequacy of which the parties hereby acknowledge, Microsoft and Robertson agree as follows:
Agreement
1.	Definitions
1.1
“Affiliate” means, with respect to a given party, any company or other legally recognizable entity that is controlled by, controls, or is under common control with such party. “Control” means direct or indirect (e.g., through any number of successive tiers) ownership of (a) more than 50% of the outstanding shares having the right to vote for the election of directors or other managing authority of the subject entity; or (b) in the case of an entity which does not have outstanding shares (e.g. a partnership, joint venture or unincorporated association), more than 50% of the ownership interests having the right to make decisions for the subject entity. Each such corporation, company, or entity will be deemed an “Affiliate” only so long as such ownership or control exists.

1.2	“End User” means an end user of a mobile device.
1.3
“Excluded License” means any license that (i) requires, as a condition of use, modification, and/or distribution of software subject to such license, that such software, and/or other software combined or distributed with such software, be (a) disclosed or distributed in Source Code form; or (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge, or (ii) is the GNU General Public License version 3, the GNU Affero General Public License version 3, the GNU Lesser General Public License version 3, or any other license or contract that includes terms similar to paragraphs 5, 6 or 7 of Section 11 of the GNU General Public License version 3.

Microsoft Confidential
1.4
“HM Applet” means the mobile device software applet application developed and owned by Microsoft in accordance with the Specifications, for use on the OneApp Platform. The HM Applet may be provided in source or object form, with or without application programming interfaces, in Microsoft’s sole discretion. The HM Applet includes any Updates provided by Microsoft, which if provided will be provided without charge.

1.5
“HM Revenue” means Net Revenue received by Robertson (i.e., including any of its Affiliates) from the distribution, use or commercialization of the Robertson Health Engine with mobile device connections or the HM Applet, including without limitation subscription service revenues for access from the Robertson Health Engine or HM Applet (solely, or in addition to other points of access such as through PCs) to the Robertson Health Engine, as further described in Exhibit C. “Net Revenue” as used herein means gross revenue received minus only documented bad debt, returns, and cost of goods sold, each of which deductions shall be calculated in accordance with generally accepted accounting principles.

1.6	“HM System” means the combination of the Robertson Health Engine, and Microsoft’s HM Applet used to access the Robertson Health Engine.
1.7	“Microsoft Revenue Share” means the revenue share to be paid by Robertson to Microsoft as described in Section 7.2 below
1.8	“Object Code” means machine-readable computer software code generated from Source Code by a compiler, interpreter, assembler, or similar technology.
1.9
“OneApp Code” means certain APIs, documentation, tools, Object Code, and/or code samples. The “OneApp Code” includes any Updates thereto that Microsoft, in its sole discretion, may provide to Robertson during the Term.

1.10	“OneApp Platform” means a mobile platform developed by Microsoft that provides for the development, distribution and use of applets on certain mobile devices.
1.11
“Robertson Health Engine” means a web-enabled service for mobile applications developed in accordance with the Specifications, and any subsequent derivatives thereof, that is made available by or on behalf of Robertson or its Affiliates (either independently or in conjunction with third parties) that, among other things, hosts healthcare-related content, provides diagnostic information, and/or stores electronic health records.

1.12	“Source Code” means computer software program instructions that must be translated by a compiler, interpreter, or assembler into Object Code before execution, and any accompanying documentation.
1.13	“Specifications” means the agreed-upon specifications for the HM System attached hereto as Exhibit B.
1.14	“Term” has the meaning given in Section 11.1 below.
1.15	“Territory” means the countries set forth in Exhibit D.
1.16	“Updates” mean any correction, improvement, bug fix, revision, enhancement, localization, update, upgrade or other modification.

Microsoft Confidential
2.	Development.
2.1
Development. Robertson will develop the Robertson Health Engine in accordance with the Specifications, and make it available to Microsoft in accordance with the schedule set forth in Exhibit A. Microsoft will develop the HM Applet in accordance with the Specifications and make it available to Robertson in accordance with the schedule set forth in Exhibit A.

2.2
Specifications. The parties will work together in good faith to determine whether its deliverables in Section 2.1 have been met, in accordance with Exhibit B. If Robertson fails to meet its obligations to develop the Robertson Health Engine in accordance with the Specifications, then Microsoft may withhold any payments due under Section 7.1.

3.	Microsoft License.
3.1	License.
(a)
Upon delivery to Robertson of the HM Applet and the OneApp Code in accordance with the schedule set forth in Exhibit A, Microsoft grants to Robertson a limited, personal, nonexclusive, nontransferable, non-assignable, royalty-free license for the Term to internally use, test and evaluate the HM Applet and the OneApp Code.

(b)
Once the HM Applet is accepted by Robertson as meeting the Specifications in accordance with Exhibit B, and subject to compliance with the terms and conditions of this Agreement (including Section 3.2), Microsoft grants to Robertson a limited, personal, nonexclusive, nontransferable, nonassignable, royalty-free license for the Term to use the HM Applet and the OneApp Code for the following purposes:

(i)
Use, modify and create derivative works of the HM Applet (such derivative works, the “HM Applet Derivative Works”) for Robertson’s use in designing, developing and testing the Robertson Health Engine and solely for the OneApp Platform;

(ii)	Use the OneApp Code solely for the purposes of developing and testing the HM Applet; and
(iii)	Copy, sublicense and distribute the HM Applet and the HM Applet Derivative Works as part of the HM System in Object Code form only to End Users in the Territory.
3.2	Restrictions. The following restrictions apply to the license grant set forth in Section 3.1:
(a)
Territory. Robertson may only make the HM Applet and the HM System available in the Territory. Robertson may request that Microsoft add countries to the Territory, which Microsoft may agree in its sole discretion. Any additional agreed countries shall be added by amendment to this Agreement.

(b)
Platform. Robertson agrees that during the Term, unless otherwise approved by Microsoft in its sole discretion, which approval will not be unreasonably withheld, the HM Applet and any HM Applet Derivative Works thereof may only be used, developed or distributed for the OneApp Platform. In the event that Microsoft provides its approval under this Section 3.2(b), the HM Revenue share in Section 7.2 to Microsoft shall increase from forty percent (40%) to fifty percent (50%) with respect to HM Revenue earned from non-OneApp Platforms.

Microsoft Confidential
(c)
End User License Agreement; No Excluded Licenses. Any license of the HM Applet by Robertson to end users under Section 3.1(b) is subject to end users entering into the minimum end user license terms set forth in Exhibit C and as may be amended from time to time per Section 3.3. The license grant set forth in Section 3.1 does not include any license, right, power or authority to subject the OneApp Code or the HM Applet or derivative works thereof, including without limitation the HM Applet Derivative Works, in whole or in part, to any of the terms of an Excluded License.

(d)
Branding. Any distribution by Robertson of the HM Applet, or derivative works thereof, under Section 3.1(b) shall include branding from Microsoft as mutually agreed by the parties in writing. This Agreement does not grant Robertson any other license or other right to use or display any name, trade name, logo, trademark or other identifier of Microsoft.

(e)
Affiliates. Robertson shall be responsible for all rights and obligations under this Agreement that are granted to or belong to Robertson’s Affiliates. As of the Effective Date of this Agreement, Robertson shall have entered into written agreements with its Affiliates that require their compliance with the terms of this Agreement.

(f)
No Excluded Licenses. Robertson will not subject the HM System, in whole or in part, to an Excluded License. Robertson acknowledges that breach of this section shall not be compensable by monetary damages, and that Microsoft shall be entitled to injunctive relief in addition to all other remedies available to it under law.

3.3
Minimum End User License Terms Updates. Upon reasonable notice to Robertson, Microsoft may update the minimum end user license terms set forth in Exhibit C to address changes to the features and/or behavior of the HM Applet. Such updates are subject to Robertson’s approval, which approval shall not be unreasonably withheld.

4.	Robertson License Grant
Upon creation of the HM Applet Derivative Works, Robertson grants to Microsoft and its Affiliates, on behalf of Robertson and its Affiliates, a worldwide, non-exclusive (subject to Robertson’s license set forth in Section 3.1), perpetual, irrevocable, royalty-free, sublicensable, fully paid-up right and license to make, have made, use, sell, offer for sale, import, reproduce, disclose, publicly perform, publicly display, and create derivative works of the HM Applet Derivative Works.
5.	Ownership; Reservation of Rights; Non-Exclusivity.
5.1
Ownership/Reservation of Rights. Microsoft agrees that nothing in this Agreement assigns or transfers to Microsoft (or its Affiliates) any ownership rights in any Robertson (or Robertson Affiliate) product, service, or technology, including the Robertson Health Engine, and Robertson agrees that nothing in this Agreement assigns or transfers to Robertson (or its Affiliates) any ownership rights in any Microsoft (or Microsoft Affiliate) product, service, or technology, including the OneApp Platform and the HM Applet. Each party reserves all rights that it does not expressly grant to the other party in this Agreement. No additional rights are granted by implication, estoppel or otherwise.

Microsoft Confidential
5.2
Non-Exclusivity/Freedom to Innovate. The parties’ obligations under this Agreement are non-exclusive. Notwithstanding anything in this Agreement to the contrary, the restrictions set forth in this Agreement shall not restrict or limit the right of any party to (a) independently design, develop, acquire, market, service or otherwise deal in, directly or indirectly, products, services or technology competitive with those of the other party; or (b) assign personnel for any purpose. Further, nothing in this Agreement shall obligate any party to exercise the license rights granted to such party by another party under this Agreement.

6.	Customer Support
Robertson and Microsoft agree that, as between the two parties, Robertson is solely responsible for providing end-user customer support for the Robertson Health Engine and HM Applet, and Microsoft is solely responsible for providing technical support to Robertson for the HM Applet.
7.	Payments.
7.1	From Microsoft to Robertson.
(a)
Development Fee. In full and complete consideration for the license and other rights granted to Microsoft in Section 4 above, Microsoft will pay Robertson a total of One Hundred Thirty-Three Thousand Dollars (US$133,000) as follows:

(i)	Fifty Thousand Dollars (US$50,000) to be paid within thirty (30) days following the Effective Date; and
(ii)	Eighty-Three Thousand Dollars (US$83,000) to be paid within thirty days following, and conditioned upon, the Robertson Health Engine meeting the Specifications.
(b)
Advertising. In the event that Robertson makes advertising available as part of the HM System through the HM Applet, Robertson will provide Microsoft a right of first refusal to provide any advertising via the HM System or to deliver services of the Robertson Health Engine through mobile phones. The parties will enter into a separate advertising agreement which will include roles and responsibilities with respect to advertising, as well as any revenue sharing agreements.

(c)	No Other Payments Due from Microsoft. Except as set forth in Section 7.1(a) and 7.1(b) above, no additional amounts are due from Microsoft to Robertson under this Agreement.
7.2
From Robertson to Microsoft. In exchange for the licenses, funding for the web-enablement of the Robertson Health Engine, and other activities under this Agreement, Robertson will pay Microsoft forty percent (40%) of all HM Revenue (or fifty percent (50%) if applicable under Section 3.2(b)) derived from mobile device connections to the Robertson Health Engine or revenue from the HM System.

7.3
Monthly Reporting and Payment by Robertson of Microsoft Revenue Share. Within thirty (30) days following the last day of each calendar month during the Term, Robertson will deliver to Microsoft a report detailing the revenue sharing in Section 7.2 above that was received during the preceding calendar month and the corresponding Microsoft Revenue Share, in a format specified by Microsoft, together with payment to Microsoft for the Microsoft Revenue Share for the preceding month.

Microsoft Confidential
7.4
Expenses. Each party is solely responsible for the expenses it may incur to perform its obligations and carry out the activities described hereunder, except where expressly provided otherwise in this Agreement.

7.5
Payment Terms. Upon receipt of properly submitted invoices from Robertson, Microsoft will pay such invoice net thirty (30) days, in U.S. Dollars. Any party to whom payment is owed under this Agreement may assess and the other party will then pay the lesser of (a) a one and one-half percent (1.5%) monthly charge, and (b) the highest amount permitted by applicable law with respect to late charges, on all amounts that are past due from the date due through and including the date payment is received in full

7.6
Microsoft Invoice Tool. Robertson will invoice Microsoft for all amounts due under this Agreement via the Microsoft Invoice online tool, in accordance with and subject to the terms of the then-current requirements set forth at http://invoice.microsoft.com.

7.7
Payment Method. Microsoft will make payments according to its then-current payment policies, which may include payment via ACH electronic payment to Robertson’s financial institution pursuant to instructions supplied to Microsoft by Robertson in Microsoft’s ACH Electronic Payment form.

7.8
Record Keeping and Audits. Robertson will maintain accurate and adequate books and records related to its compliance with all terms and conditions of this Agreement until the date that is three years following the expiration or termination of this Agreement. Robertson will provide an internationally recognized independent certified public accountant selected by Microsoft and approved by Robertson (such approval not to be unreasonably delayed or withheld) with access to Robertson’s books and records related to its compliance with this Agreement for purposes of verifying compliance with this Agreement. Audits will be conducted during regular business hours at Robertson’s facilities. Audits will not be performed more than once every twelve (12) months, unless an audit discloses a Material Discrepancy, in which case follow-up audits may be conducted until the Material Discrepancy has been resolved. Robertson will pay the costs of any audit(s) that reveal a Material Discrepancy within thirty (30) days of receipt of an invoice for such costs; otherwise, Microsoft will be responsible for the costs. “Material Discrepancy” means a discrepancy of ten percent (10%) or more when compared to the amount that was reported during the period subject to audit.

7.9	Taxes.
(a)
Microsoft is not liable for any taxes that Robertson is legally obligated to pay in connection with this Agreement, and all such taxes (including but not limited to net income or gross receipts taxes, franchise taxes, and/or property taxes) will be the financial responsibility of Robertson, provided that Microsoft will pay to Robertson any sales taxes that are owed by Microsoft solely as a result of entering into this Agreement and which are required to be collected from Microsoft by Robertson under applicable law. Microsoft may provide to Robertson a valid exemption certificate, in which case Robertson will not collect the taxes covered by such certificate.

(b)
If taxes are required to be withheld on any amounts otherwise to be paid by Microsoft to Robertson, Microsoft will deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. Microsoft shall secure and deliver to Robertson an official receipt for any taxes withheld.

Microsoft Confidential
(c)	This tax section will govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.
8.	Marketing and Publicity
8.1	Marketing. The parties agree to develop a mutually acceptable marketing plan for the HM System, including cross-promotion for the OneApp Platform.
8.2
Publicity. Robertson and Microsoft will mutually agree to issue no later than December 31, 2009 a joint press release (text to be agreed upon in advance) publicizing the collaboration under this Agreement. Otherwise, neither party will issue a press release regarding any aspect of the parties’ business relationship under this Agreement, without the other party’s prior written consent.

9.	Confidentiality
The parties agree that all disclosures between Robertson and Microsoft under this Agreement shall be governed by the Non-Disclosure Agreement entered into by and between Robertson and Microsoft effective on October 5, 2005 (“NDA”). Upon issuance of the press release described in Section 8.2 above, the existence of this Agreement will not be confidential. Except as otherwise expressly provided herein or otherwise agreed between the parties in writing, however, all terms and conditions in this Agreement shall be kept in confidence. If there is an inconsistency between the NDA and this Agreement, then this Agreement shall control but solely to the extent of the inconsistency.
10.	Representations, Warranties, Disclaimers, Indemnification, Limitations of Liability
10.1	Representations and Warranties. The parties make the following representations and warranties:
(a)
Organization, Good Standing, and Authority. Each party is a corporation duly organized, validly existing and in good standing, and has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated herein; and the individual signing on such party’s behalf has full authority to bind it to this Agreement.

(b)
Compliance with Laws. Robertson represents and warrants that the operation, distribution, management and availability of the HM System to End Users and otherwise will comply with all applicable laws and regulations, including privacy and data sharing laws.

10.2
Warranty Disclaimer. EXCEPT AS SET FORTH IN SECTION 10.1 ABOVE, EACH PARTY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO ANY AND ALL SOFTWARE, DOCUMENTATION OR OTHER TECHNOLOGY OR MATERIAL (“MATERIAL”) PROVIDED BY EITHER PARTY TO THE OTHER UNDER THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING AND EXCEPT AS SET FORTH IN SECTION 10.1, THERE ARE NO WARRANTIES OF TITLE OR NON-INFRINGEMENT WITH RESPECT TO USE OF ANY MATERIAL PROVIDED BY EITHER PARTY TO THE OTHER HEREUNDER.

Microsoft Confidential
10.3
Duty to Defend. Each Party (respectively, the “Defending Party”) will defend the other Party seeking defense (the “Defended Party) in a lawsuit or other judicial action (a “Claim”), and pay the amount of any adverse final judgment (after any appeals) or settlement to which the Defended Party consents, for any Claim made by an unaffiliated third party to the extent such Claim, if true as alleged, would constitute (i) a breach of the representations and warranties made by the Defending Party in this Agreement, (ii) a material breach of Defending Party’s obligations pursuant to this Agreement, or (iii) a Claim that a Defended Party’s use of the Defending Party’s software, services, information, logos, trademarks, or documentation provided under this Agreement (collectively, the “Materials”) infringes any U.S. patent, copyright, trademark or trade secret of a third party, to the extent such Claim arises directly from use of the Defending Party’s Materials, and such Claim would not have arisen but for such use. Such indemnification does not extend to Claims arising from an Defended Party’s use of any technologies that may also be necessary to use any or all of the Defending Party’s Materials, but which technologies are not themselves expressly part of the Materials (e.g., enabling technologies).

10.4
Conditions. With regard to any Claim, either Party’s obligations are subject to the following conditions: (a) the Defended Party must promptly notify the Defending Party in writing of the Claim; (b) the Defending Party will have sole control over defense or settlement of the Claim; and (c) the Defended Party must provide the Defending Party with reasonable assistance in the defense of the Claim, for which the Defending Party will reimburse the Defended Party’s reasonable out-of-pocket expenses. The Defended Party will have the right to employ separate counsel and participate in the defense at the Defended Party’s expense. The Defending Party may not settle the claim without the Defended Party’s prior written consent, if such settlement would result in any admission or liability by the Defended Party or limitation upon the future actions of the Defended Party.

10.5
EXCLUSION OF DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THIS SECTION 10.5 SHALL NOT APPLY TO (A) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9 ABOVE, OR (B) THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.

10.6
LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE TOTAL MAXIMUM LIABILITY OF MICROSOFT TO ROBERTSON FOR ANY AND ALL CLAIMS WHATSOEVER ARISING OUT OF OR UNDER THIS AGREEMENT WILL NOT EXCEED THE AMOUNTS PAID BY MICROSOFT TO ROBERTSON HEREUNDER.

10.7
Application. The limitations on and exclusions of liability for damages under Sections 10.5 and 10.6 apply regardless of the form of action, regardless of whether any remedy otherwise provided under this Agreement, at law or equity has failed its essential purpose, and regardless of whether the liability is based on breach of contract, tort (including negligence), strict liability, breach of warranty, or any other legal theory. For avoidance of doubt, for purposes of Robertson’s liability to Microsoft under this Agreement (and Robertson’s duty to defend and pay judgments under Section 10.3), “Robertson” includes all of Robertson’s Affiliates (including Robertson Wellness, LLC and NxOpinion, LLC).

Microsoft Confidential
11.	Term and Termination
11.1	Term. The term of this Agreement will commence on the Effective Date and continue until December 31, 2012, unless terminated earlier under Section 11.2 (“Term”).
11.2	Termination for Cause.
(a)
Subject to Section 11.2(b) below, either Microsoft or Robertson may terminate this Agreement on written notice if the other party materially breaches this Agreement and such material breach remains uncured for thirty (30) days following expiration written notice of same from the other party.

(b)	Either party may terminate this Agreement immediately upon written notice if the other party breaches Section 9 of this Agreement.
11.3	Effect of Expiration or Termination.
(a)	General. Termination of this Agreement will be without prejudice to any right or remedy of any party arising out of any breach hereof.
(b)
Any Expiration or Termination. Upon termination or expiration of this Agreement for any reason, Sections 1, 3, 4, 5, 6, 7, 9, 10, 11.3 and 12 and all Exhibits referenced in the foregoing Sections shall survive such termination or expiration.

12. Miscellaneous
12.1
Notices. All notices and requests in connection with this Agreement must be in writing and will be deemed given as of the day they are received, either by messenger, delivery service, or in the United States of America mails. Any mailed notice must be sent postage prepaid, certified or registered, or return receipt requested. Notices must be addressed as follows (or to such other address as a party may designate pursuant to this notice provision):

To Robertson	To Microsoft
Attn:	Attn:
Robertson Technologies Licensing, LLC	Microsoft Corporation
4215 Fashion Square Blvd, Suite 3, Saginaw, MI 48603	One Microsoft Way Redmond, WA 98052-6399

Phone: (989) 799-8720		Phone: (425) 882-8080
Fax: (989) 799-8865		Fax: (425) 936-7329
Copy to:	Michael T. Raymond, Esq.
	Dickinson Wright PLLC	Copy to: Legal & Corporate Affairs
	301 East Liberty, Suite 501	Fax: (425) 706-7409
Ann Arbor, Michigan 48104
Fax: (734) 623-1625

Microsoft Confidential
12.2
Relationship of the Parties. Each party is an independent contractor with respect to the other and has no authority to act on behalf of or bind the other. Nothing in this Agreement may be construed as creating any other form of relationship between the parties (including an employer-employee relationship, a partnership, or a joint venture).

12.3
Governing Law and Venue. This Agreement will be construed and controlled by the laws of the State of Washington without regard to its choice of law rules. The parties consent to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal jurisdiction exists, in which case the parties consent to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Robertson waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either party in the manner authorized by applicable law or court rule.

12.4
Attorneys’ Fees. If any party employs attorneys to enforce any rights arising out of or relating to this Agreement, the substantially prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees.

12.5
Assignment. This Agreement is binding upon and shall inure to the benefit of each party’s respective successors and lawful assigns. Notwithstanding the foregoing, Robertson shall not transfer nor assign this Agreement, in whole or in part, to any third party (including Affiliates that are not Affiliates as of the Effective Date), by operation of law, contract, or otherwise, without Microsoft’s prior written consent.

12.6
Construction. If a court of competent jurisdiction finds any term of this Agreement, or portion thereof, unenforceable, that term will be enforced to the maximum extent permissible to effect the intent of the parties, and the remainder of this Agreement will continue in full force. The parties agree that this Agreement is to be interpreted according to the plain meaning of its terms and without any presumption that it should be construed to favor any party. Any list following terms such as “including” or “e.g.” is illustrative and not exhaustive, unless qualified by terms such as “only” or “solely.” All references (e.g., to sections, parties, and Exhibits) are to the sections of, parties to, and Exhibits to this Agreement, unless stated otherwise. All captions are intended solely for the parties’ convenience, and none will affect the meaning of any term. The words “written”, “in writing”, or similar words refer to a non-electronic, paper document only, except where email or fax is expressly authorized.

12.7
Waivers/Remedies/Exhibits. No waiver of any breach hereof will waive any other breach, and no waiver will be effective unless made in writing and signed by the waiving party’s authorized representative. All remedies hereunder are cumulative and in addition to other remedies at law or equity, subject only to any express limitations herein. All referenced Exhibits are deemed incorporated herein.

12.8
Export. Each party agrees to comply with all applicable international and national laws, including the U.S. Export Administration Regulations, as well as destination restrictions issued by U.S. and other governments.

12.9
Entire Agreement. This Agreement, together with its Exhibits and the NDA constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous communications on such subject matter. This Agreement shall not be modified except by a written agreement dated after the Effective Date and signed on behalf of Robertson and Microsoft by their respective duly authorized representatives.

Microsoft Confidential
12.10
Execution in Counterparts; Faxed Signatures. This Agreement may be executed in counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one instrument. This Agreement may be executed by facsimile (“faxed”) signature, and each party agrees that it will not contest the validity of the execution of this Agreement solely on the basis of any signature being a facsimile transmission. A facsimile copy of this Agreement, including the signature pages, will be deemed to be an original. Notwithstanding the foregoing, the parties will each deliver original execution copies of this Agreement to one another as soon as practicable following execution.

[SIGNATURE PAGE FOLLOWS]

Microsoft Confidential
[SIGNATURE PAGE]
THIS AGREEMENT is entered into by the parties as of the Effective Date.

Robertson Technologies	Microsoft Corporation

By: NxOpinion LLC, its sole member	By:	/s/ Amit Mital

/s/ Joel Robertson	Name: Amit Mital

By: Joel C. Robertson, its Manager	Title: CVP

Date Signed:	Date Signed: 8/17/2009

Microsoft Confidential
Exhibit A
Development Milestones and Schedule
On or before August 31, 2009
OneApp Health manager diagnosis and patient data collection screens — 40%
On or before September 30, 2009
OneApp Health manager diagnosis and patient data collection screens — 100%
On or before October 31, 2009
OneApp Health manager integration with NxOpinion — 100%

Microsoft Confidential
Exhibit B
Specifications, Testing, and Acceptance
The Specifications are set forth in the following documents:
Robertson’s Specifications: “Aditi Proposal for NxOpinion Redesign to Robertson technologies”
Microsoft’s Specifications: “NxOpinion Health Manager,” created 6/26/09, updated 7/22/09

Microsoft Confidential
Exhibit C
Minimum End User License Terms
The HM Applet license terms must constitute a legally binding agreement between Robertson and the applicable end user under applicable law and must contain the following minimum provisions:
•	Grant to end users solely for personal use and not for further redistribution
•	Limitation to use the HM Applet solely with the Robertson Health Engine
•	Full and effective limitation of liability (including a disclaimer of all non-direct damages) and warranty disclaimer as to Microsoft
•	It must specify that the HM Applet is licensed, not sold and otherwise protect Microsoft’s intellectual property rights and reserve all rights not expressly granted
•	Accurate and customary privacy policy and disclosures consistent with applicable law
•	It must preclude the end user from making any derivative works of the HM Applet
•	It must make the end user’s rights to use or access the HM System through the HM Applet conditional on the end user’s compliance with the HM Applet license terms
•	It must expressly prohibit reverse engineering, decompiling, or disassembling the HM Applet, except as otherwise specifically permitted by applicable law notwithstanding such prohibition
•	It will prohibit end user from accessing or using the HM Applet from any jurisdiction from which such access or use is not permitted under applicable law

Microsoft Confidential
Exhibit D
Territory
1.	India

2.	China

3.	So. Africa

4.	Ghana

5.	Democratic Republic of Congo

6.	Zimbabwe

7.	Zambia

8.	Rwanda

9.	Uganda

10.	Nigeria

11.	Morocco

12.	Algeria

13.	Tunisia

14.	Libya

15.	Egypt

16.	Saudi Arabia

17.	Yemen

18.	Dubai

19.	Dominican Republic